[LETTERHEAD OF MANDEL RESNIK & KAISER P.C.]


                                                                January 26, 2000



American Tissue Inc.
135 Engineers Road
Hauppauge, NY 11788

          Re: Offer by American Tissue Inc. to exchange any and all of Its Outstanding Series A 12 1/2% Senior Secured Notes due 2006 for Its Series B 12 1/2% Senior Secured Notes Due 2006
               --------------------------------------------------

Ladies and Gentlemen:

     We are acting as counsel to American Tissue Inc., a Delaware corporation (the "Company"), in connection with the proposed registration by the Company of up to $165,000,000 in aggregate principal amount of the Company's 12 1/4 % Series B Senior Secured Notes due 2006 (the "Exchange Notes"), pursuant to a Registration Statement on Form 5-4 filed with the Securities and Exchange Commission (the "Commission") on September 29, 1999 under the Securities Act of 1933, as amended (the "Securities Act") (such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement"), for purpose of effecting an exchange offer (the "Exchange Offer") for the Company's 12 1/2 % series A Senior Secured Notes due 2006 (the "Old Notes"). The New Notes are to be issued pursuant to the Indenture (the "Indenture"), dated as of July 9, 1999, between the Company and The Chase Manhattan Bank, as Trustee, in exchange for and in replacement of the Company's outstanding Old Notes, of which $165,000,000 in aggregate principal amount is outstanding.

     In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the corporate and organizational documents of the Company, (ii) minutes and records of the corporate proceedings of the Company with respect to the issuance of the Exchange Notes, (iii) the Registration Statement and exhibits thereto and (iv) the Registration Rights Agreement, dated as of July 9 1999, among the Company, the Subsidiary Guarantors and the Initial

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American Tissue Inc.
January 26, 2000
Page 2



Purchasers (the "Registration Rights Agreement") Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Registration Rights Agreement.

     For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

     Based. Upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

     (1) The Company is a corporation existing and in good standing under the General Corporation Law of the State of Delaware.

     (2) The sale and issuance of the Exchange Notes has been validly authorized by the Company.


     (3) When, as and if (i) the Registration Statement shall have become effective pursuant to the provisions of the Securities Act, (ii) the Indenture shall have been qualified pursuant to the provisions of the Trust Indenture Act of 1939, as amended, (iii) the Old Notes shall have been validly tendered to the Company, and (iv) the Exchange Notes shall have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to the purchasers thereof in exchange for the Old Notes, the Exchange Notes will be legally issued, and will constitute valid and binding obligations of the Company.


     Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors' rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies and (iv) any laws except the laws of the State of New York and the General Corporation Law of the State of Delaware. We advise you that issued addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based

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American Tissue Inc.
January 26, 2000
Page 3



and any other laws which may actually govern. For purposes of the opinion in paragraph 1, we have relied exclusively upon recent certificates issued by the Delaware Secretary of State and such opinion is not intended to provide any conclusion or assurance beyond that conveyed by such certificates. We have assumed without investigation that there has been no relevant change or development between the respective dates of such certificates and the date of this letter.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

     We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or "Blue Sky" laws of the various states to the issuance of the Exchange Notes.

     This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the States of Delaware or New York be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.


                                                Very truly yours,



                                                /s/ Mandel Resnik & Kaiser P.C.
                                                --------------------------------
                                                    Mandel Resnik & Kaiser P.C.